AMENDMENT NO. 4 TO THE
                   LONGVIEW FIBRE COMPANY SALARIED SAVINGS PLAN AND
                             TRUST WITH 401(k) PROVISIONS

     WHEREAS, Longview Fibre Company (the "Company"), approved and adopted the Longview Fibre Company Salaried Savings Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective June 1, 1977 and most recently restated effective November 1, 1990;

     WHEREAS, Section 19.1 of the Plan and Trust provides that the Company reserves the right to amend the Plan and Trust;

     NOW THEREFORE RESOLVED, that Section 5 is amended effective November 1, 1994 as follows:

1. Section 5 is amended to restate Subsection 5.1 (b) in its entirety as follows:

    5.1  Match Contributions

    (b) Allocation Method. The Match Contributions (together with any available Forfeiture Account amounts to be applied as Match Contributions) for each payroll period shall total 60% of each eligible Participant's Pre-Tax Contributions for the period, provided that no Match contributions (and Forfeiture Account amounts) shall be made based upon a Participant's Contributions in excess of 5% of his or her Pay for the period. The Employer may change the 60% matching rate or the 5% of considered Pay to any other percentages, including 0%, generally by notifying eligible Participants in sufficient time to adjust their Contribution elections prior to the start of the period for which the new percentages apply.

Date:  November 2, 1994          LONGVIEW FIBRE COMPANY
                                 By:\s\ L. J. Holbrook
                                 Title: Sr. V.P. - Finance

The provisions of the above amendment which relate to the Trustee are hereby approved and executed.

Date:  November 10, 1994         WELLS FARGO BANK, NATIONAL ASSOCIATION
                                 By:\s\ Dolores Upton
                                 Title: Vice President

Date:  November 10, 1994         WELLS FARGO BANK, NATIONAL ASSOCIATION
                                 By:\s\ Gwyn E. Slack
                                        Vice President